Exhibit 99.1

PETMED EXPRESS, INC.

QUARTER ENDED DECEMBER 31, 2017

CONFERENCE CALL TRANSCRIPT

JANUARY 22, 2018 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express Incorporated doing business as 1-800-PetMeds conference call to review the financial results for the third fiscal quarter ended on December 31, 2017. At the request of the company this conference call is being recorded. Founded in 1996 1-800-PetMeds is America’s Largest Pet Pharmacy delivering prescription and nonprescription pet medications, and other health products for dogs and cats direct to the consumer. 1-800-PetMeds markets its products through national advertising campaigns, which direct consumers to order by phone or on the Internet, and aim to increase the recognition of the PetMeds family of brand names. 1-800-PetMeds provides an attractive alternative for obtaining pet medication in terms of convenience, price, ease of ordering and rapid home delivery. At this time I would like to turn the call over to the company’s Chief Financial Officer, Mr. Bruce Rosenbloom. Please go ahead.

Bruce Rosenbloom:

Thank you. I would like to welcome everybody here today. Before I turned the call over to Mendo Akdag, our President and Chief Executive Officer, I would like to remind everyone that the first portion of this conference call will be listen-only, until the question and answer session which will be later in the call. Also certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities & Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities & Exchange Commission. Now let me introduce today’s speaker Mendo Akdag, our President and Chief Executive Officer of 1-800-PetMeds. Mendo.

Mendo Akdag:

Thank you Bruce. Welcome everyone and thank you for joining us. Today we will review the highlights of our financial results. We’ll compare our third fiscal quarter and nine months ended on December 31, 2017 to last year’s quarter and nine months ended on December 31, 2016.

For the third fiscal quarter ended on December 31, 2017 our sales were $60.1 million compared to sales of $52.9 million for the same period the prior year, an increase of 13.7%. For the nine months ended on December 31, 2017 sales were $206.5 million compared to sales of $186.1 million for the nine months the last year, an increase of 10.9%. The increases in sales were due to increases in new order and reorder sales. The average order value for the quarter was approximately $86 compared to $81 for the same quarter the prior year.

For the third fiscal quarter, net income was $9.1 million, or $0.44 diluted per-share compared to $4.8 million, or $0.24 diluted per share for the same quarter the prior year, an increase to net income of 88%. For the nine months, net income was $27.1 million, or $1.33 diluted per share compared to $16.3 million, or $0.80 diluted per share a year ago, an increase to net income of 66%. The accelerated increase in net income was mainly due to higher gross profit margins. In addition, the new tax law helped boost our earnings for the quarter by approximately $1.7 million, or $0.08 diluted per share.

New order sales increased by 15.5% to $9.2 million for the quarter compared to $7.9 million for the same period the prior year. For the nine months the new order sales increased by 12.7% to $36.0 million compared to $31.9 million for the same period last year. Reorder sales increased by 13.4% to $50.9 million for the quarter compared to reorder sales of $44.9 million for the same quarter the prior year. For the nine months the reorder sales increased by 10.6% to $170.5 million compared to $154.2 million for the same period a year ago.

Exhibit 99.1 Page 1 of 4

We acquired approximately 106,000 new customers in our third fiscal quarter compared to 99,000 for the same period the prior year, and we acquired approximately 408,000 new customers in the nine months compared to 388,000 for the same period a year ago.

For the quarter approximately 84% of our sales were generated on our web site compared to 83% for the same quarter last year which resulted in a 15% increase in online sales. The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak season with fall and winter being the off seasons.

For the third fiscal quarter our gross profit as a percent of sales was 36.5% compared to 31.5% for the same period a year ago. For the nine months our gross profit as a percent of sales was 35.3% compared to 30.7% for the nine months a year ago. The shift in sales to new generation medications with higher margins, the trend we have seen in the prior three quarters, continued in the December quarter.

Our general and administrative expenses as a percent of sales was 9.7% for the quarter compared to 10.1% for the same quarter the prior year, and for the nine months it was 8.8% compared to 9.2% for the same period a year ago. We were able to leverage the G&A with increased sales.

For the quarter we spent $4.1 million in advertising compared to $3.2 million for the same quarter the prior year, an increase of 30%. For the nine months we spent $14.9 million for advertising compared to $13.3 million for the nine months a year ago, an increase of 12%. We increased advertising to stimulate new order sales. Advertising costs of acquiring a customer for the quarter was $39 compared to $32 for the same quarter the prior year, and for the nine months it was $37 compared to $34 for the nine months the prior year. The increase is mainly due to increases in advertising cost.

We had $81.0 million in cash and cash equivalents and $21.9 million in inventory with no debt as of December 31, 2017. Net cash from operations for the nine months was $35.1 million compared to $31.6 million for the nine months last year. Due to the Tax Reform Act of 2017 we are anticipating an effective income tax rate of approximately 34% for the March 2018 quarter and approximately 24% for the next fiscal year. This ends the financial review. Operator we’re ready to take questions.

Coordinator:

Thank you, we will now begin the question and answer session of today’s conference. To ask a question please press Star, followed by the Number 1, unmute your phone and record your first and last name and state your company name in order to get into the queue. Your name and company will be required to introduce your question. To cancel your question press Star followed by the Number 2. Our first question is coming from Sir Kevin Ellich from Craig-Hallum. Craig – Kevin your line’s now open.

Kevin Ellich:

Thank you. Good morning guys. Mendo guess I just wanted to start off with the gross margin -- another really strong quarter. You know, it doesn’t seem like we’re seeing much seasonality in the business these days but I mean should we start thinking that gross margin’s going to continue to expand by, you know, 2-, 3, - 400 basis points each quarter?

Mendo Akdag:

We are in off-peak season and typically gross margins are higher in the off-peak season than the peak season. So the comparisons are going to get tougher as we go along. So our gross margins increased in the last four quarters like 500 basis points, I guess for the year so it will be tougher to continue that going forward.

Kevin Ellich:	Got it. I mean I would think in off-season you’re not seeing as much in terms of the sales of the new generation or next-generation products but that trend has continued would you say that’s true?

Mendo Akdag:

That is correct, yes. In the flea and tick category there is a shift in sales from low-margin topicals to higher-margin next-generation medications, and that’s really the main reason for increase in the gross profit margins.

Exhibit 99.1 Page 2 of 4

Kevin Ellich:

Okay yes that makes sense, and then customer acquisition cost was up about 22% this quarter. Do you think that trend is going to continue? I think you gave the reason, you know, being just higher advertising expense?

Mendo Akdag:	Yes there’s a cost increase per impression so I would anticipate that there’s going to be some increase compared to the last year.

Kevin Ellich:

Okay great. Then I guess one quick one for Bruce. You know, we – obviously we were all expecting tax rate to come down in the next, you know, calendar year but can you explain what the benefit was this quarter, how that happened?

Bruce Rosenbloom:

Sure. I mean as you know we were a full 35% federal tax payer. What we have been applying is a 35% rate for the first half of the year for the first six months. Once the tax law was enacted we were allowed to prorate that rate. So we had nine months of 35%, three months at 21% which is a prorated 31.5%. We were able to apply that prorated rate to the nine months and that’s going to be the federal rate moving forward for the fourth quarter. Once our fiscal year ends at March 31, 2018 we’ll then apply for that full year fiscal ‘19, a 21% federal rate.

Kevin Ellich:	Okay but for fiscal ‘19 you want us to use 24%?

Bruce Rosenbloom:	Right. That’s the blended effective rate that includes state taxes as well.

Kevin Ellich:	Okay great.

Mendo Akdag:	Yes that includes state income tax.

Kevin Ellich:	Okay one last one for me, are you seeing any changes in the competitive dynamics or increased competition from any of the other online retailers?

Mendo Akdag:	It’s similar to the - I would say prior two quarters. It’s impacting our cost in advertising a little bit. That’s one of the reasons the cost is up in advertising.

Kevin Ellich:	Okay great. Thanks guys.

Coordinator:	Our next question is coming from Erin Wright from Credit Suisse. Erin your line’s now open.

Erin Wright:

Great thanks. How would you characterize your current relationship with third party distributors as well as your direct relationships if any on the vendor side? I guess have you been able to establish any sort of direct manufacturer relationships? Has anything changed meaningfully on that front to facilitate a, I guess greater access to a more diverse portfolio? Thanks.

Mendo Akdag:	Our relationships with our vendors are very good I would say. There is some changes happening but we may disclose that in our 10K in May.

Erin Wright:	Changes as it relates to third-party distribution or manufacturer-direct relationship?

Mendo Akdag:	Direct relationships.

Erin Wright:	Okay thanks. And...

Bruce Rosenbloom:

And as far as access to products we’re – we carry a full line of all the most popular pet medication. So I mean, access isn’t necessarily the issue. You’re just talking about more direct relationships.

Erin Wright:

Right okay, great. Thanks. And then I guess how – has anything changed in sort of your advertising strategies since the advertising spend has come up or is it just sort of a competitive response to the market at this point?

Mendo Akdag:	With higher margins we can afford to pay more to acquire a customer. So our thresholds have changed a little bit due to the higher margins.

Exhibit 99.1 Page 3 of 4

Erin Wright:	And then on tax reform I guess I see the dividend hike today but how should we think about how this will impact your capital deployment priorities overall? Thanks.

Mendo Akdag:

We’re in maintenance stage now as far as capital deployment is concerned so as far as our infrastructure is concerned, but during normal course of business we do look at opportunities so if something happen, you guys will hear about it.

Erin Wright:	Do you anticipate that you’ll be active from an M&A standpoint? Are there opportunities or a pipeline out there?

Mendo Akdag:	I wouldn’t call it an active. I would just say during normal course of business we always looked at opportunities and will continue to do that.

Erin Wright:	Okay great. Thank you.

Mendo Akdag:	You’re welcome.

Coordinator:

Once again as a reminder to ask a question please press Star, followed by the Number 1 on your phone and record your first and last name and state your company name in order to get into the queue. To cancel your request press Star followed by the Number 2. Our next question is coming from Anthony Lebiedzinski from Sidoti & Company. Anthony your line is now open.

Anthony Lebiedzinski:

Thank you. Good morning and I thank you for taking the question. So obviously you’ve had a few quarters of very positive shift towards the higher-margin next-generation medications. Do you have any sense Mendo as to what percentage of your customers have already made that shift to the next-generation medications?

Mendo Akdag:	We do have some sense but I’m not going to share that with you. So I think the shift probably will continue for another couple of years.

Anthony Lebiedzinski:

Okay great. Thanks for that color. And was wondering if you could provide any sort of sense as to how much of your sales are coming from your mobile app and are there any planned improvements to the app that could perhaps make it even easier to - for customers to order?

Mendo Akdag:

We’re working on the second-generation of the app which should go live with, I believe, within the next six weeks. It’s growing but it’s still not – it’s still it’s in its infancy but as the consumer using more and more of the mobile phones we think it’s going to be important for the future.

Anthony Lebiedzinski:	Got it. Okay thanks very much.

Coordinator:	We show no further questions in queue at this time. I would like to hand the call over to the speakers. Go ahead.

Mendo Akdag:

Thank you. For the remainder of fiscal 2018 we’ll continue to focusing on increasing sales and improving our service levels. This wraps up today’s conference call. Thank you for joining us. Operator this ends the conference call.

Coordinator:	And that concludes today’s conference. Thank you for participating. You may now disconnect.

END

Exhibit 99.1 Page 4 of 4